 Exhibit 4.2
Meridian Waste Solutions, Inc.

Amended and Restated Purchase Warrant for Common Shares and Series C Shares

July 19, 2016

THIS AMENDED AND RESTATED WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

1	EXERCISE OF WARRANT	2
1.1	Manner of Exercise; Payment	2
1.2	When Exercise Effective	2
1.3	Reserved.	2
1.4	Delivery of Stock Certificates and New Warrant	2
1.5	Company to Reaffirm Obligations	3
2	DIVIDENDS, DISTRIBUTIONS, ETC..	3
2.1	Dividends, Distributions, etc	3
3	CONSOLIDATION, MERGER, ETC.	3
3.1	Adjustments for Consolidation, Merger, Sale of Assets, Reorganizations, etc	3
3.2	Assumption of Obligations	3
4	Reserved.	4
5	NO DILUTION OR IMPAIRMENT	4
6	NOTICES OF CORPORATE ACTION	4
7	PREEMPTIVE RIGHTS.	5
7.1	Preemptive Right on Senior Capital	5
7.2	Notice to Holder	5
8	REGISTRATION RIGHTS.	5
8.1	Generally	5
8.2	Demand Registration Rights	5
8.3	Piggyback Registration	6
8.4	Deemed Underwriter	6
8.5	Expenses	7
8.6	Obligations of the Company	7
8.7	Termination of Registration Rights	10
8.8	Indemnification.	10
9	PUT OF WARRANTS.	12
9.1	Put Right.	12
9.2	Failure to Pay Redemption Price.	13
10	AVAILABILITY OF INFORMATION.	14
10.1	Compliance	14
10.2	Cooperation	14
10.3	Reserved	14
10.4	Assistance with Sales of Warrant Shares	14
11	RESERVATION OF EQUITY SECURITIES, ETC	14
12	VOTING AND CONSENT RIGHTS	14

i

12.1	General	14
12.2	Consent Rights	15
13	OWNERSHIP, TRANSFER AND SUBSTITUTION OF WARRANTS.	15
13.1	Ownership of Warrants	15
13.2	Office; Transfer and Exchange of Warrants.	15
13.3	Assistance in Disposition of Warrant or Warrant Shares	16
13.4	Replacement of Warrants	16
14	REPRESENTATIONS AND WARRANTIES.	16
14.1	Representations and Warranties of the Company	16
14.2	Representations and Warranties of the Holders	17
15	DEFINITIONS	18
16	EQUITY SECURITIES DEEMED OUTSTANDING	23
17	INFORMATION AND OBSERVATION RIGHTS.	23
17.1	Information Rights	23
17.2	Right to Appoint Observer	23
18	MULTIPLE HOLDERS; NO LIABILITIES AS A STOCKHOLDER.	24
18.1	Multiple Holders	24
18.2	No Liabilities As a Stockholder	24
19	NO EFFECT ON LENDER RELATIONSHIP	24
20	CORPORATE OPPORTUNITIES AND CONFLICTS OF INTEREST.	24
20.1	General	24
20.2	Duties of the Purchasers	25
20.3	Duties of Certain of the Purchaser’s Affiliates	25
20.4	Corporate Opportunities Defined	25
21	NON PROMOTION	25
22	USE OF LOGO	26
23	LOCK-UP LIMITATIONS	26
24	NOTICES.	26
24.1	Manner of Delivery	26
24.2	Place of Delivery	26
25	WAIVERS; AMENDMENTS	26
26	INDEMNIFICATION.	26
26.1	Generally	27
26.2	Other Indemnitors	27
26.3	Certain Limitations	28
26.4	Other	28

ii

27	MISCELLANEOUS.	28
27.1	Expenses	28
27.2	Successors and Assigns	28
27.3	Severability	28
27.4	Equitable Remedies	28
28.5	Continued Effect	29
28.6	GOVERNING LAW	29
28.7	WAIVER OF JURY TRIAL	29
28.8	Section Headings; Construction	29
28.9	Counterparts	29

iii

THIS AMENDED AND RESTATED WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

Meridian Waste Solutions, Inc.

Amended and Restated Purchase Warrant for Common Shares and Series C Shares

No. W-1	New York, New York

 July 19, 2016

Meridian Waste Solutions, Inc., a New York corporation (the “Company”), for value received, hereby certifies that Goldman, Sachs & Co. (the “Purchaser”) and the other Holders (if any), are entitled to purchase from the Company (i) a number of Common Shares, measured as of the time of exercise of this Warrant, equal to a 6.5% Percentage Interest less the number of Common Shares (if any, at the applicable time of measurement) for which the Aggregate Warrant Series C Shares are convertible (for the avoidance of doubt, the number of Aggregate Warrant Common Shares shall be calculated after giving effect to the exercise of this Warrant) (the “Aggregate Warrant Common Shares”), at an aggregate purchase price equal to $449,553 (the “Aggregate Warrant Common Price”), (ii) a number of Series C Shares, measured as of the time of exercise of this Warrant, equal to 6.5% of the total number of issued and outstanding Series C Shares (for the avoidance of doubt, the number of Aggregate Warrant Series C Shares shall be calculated after giving effect to the exercise of this Warrant) (the “Aggregate Warrant Series C Shares” and, together with the Aggregate Warrant Common Shares, the “Aggregate Warrant Shares”), at an aggregate purchase price equal to $10.00 (the “Aggregate Warrant Series C Price” and, when added to the Aggregate Warrant Common Price, the “Aggregate Warrant Price”), (iii) at any time on or before 5:00 P.M., New York, New York time on December 22, 2023 (the “Expiration Date”). Assuming that the representations and warranties contained in Section 14.1(e) are true and correct and that all Series B Shares are Subject Series B Shares, as of the date hereof, this Warrant is exercisable for 2,200,056 Aggregate Warrant Common Shares and 389,375 Aggregate Warrant Series C Shares, as calculated on Schedule II hereto.  For the avoidance of doubt, if all of the Series C Shares of the Company are automatically converted or redeemed pursuant to the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of the Company (the “Series C Certificate of Designation”), this Warrant shall be exercisable for a number of Common Shares, measured as of the time of exercise, equal to a 6.5% Percentage Interest (for the avoidance of doubt, the Aggregate Warrant Common Shares shall be calculated after giving effect to the exercise of this Warrant) for an aggregate purchase price equal to the Aggregate Warrant Common Price.

This Warrant amends and restates in its entirety that certain Warrant, dated December 22, 2015, by and between the parties hereto (the “Original Warrant”), which was issued in connection with that certain Credit and Guaranty Agreement, dated as of December 22, 2015, by and among the Company, certain of its Subsidiaries and Affiliates, the Purchasers named therein, and Goldman Sachs Specialty Lending Group, L.P., as administrative agent and lead arranger (as amended, restated or otherwise modified from time to time, the “Credit Agreement”). Certain capitalized terms used herein are defined in Section  15.

1. EXERCISE OF WARRANT

1.1 Manner of Exercise; Payment. The Holder may exercise this Warrant (or portion thereof owned by the Holder, as the case may be), in whole or in part, during normal business hours on any Business Day on or prior to the Expiration Date, by surrender of this Warrant to the Company at its Chief Executive Office, accompanied by a subscription (in the form attached to this Warrant as Exhibit I) duly executed by the Holder and accompanied by payment, at the Holder’s election, (i) in cash, (ii) by certified check payable to the order of the Company, (iii) by wire transfer of immediately available funds, (iv) by cancellation of Warrant Shares, with any such Warrant Shares so cancelled being credited against such payment in an amount equal to the Fair Market Value thereof (a “Cashless Exercise”), or (v) if the Holder is the Purchaser or any of its Affiliates, by the surrender by the Holder to the Company of any Notes held by the Holder, with any such Notes so surrendered being credited against such payment in an amount equal to the then outstanding principal amount thereof plus accrued interest thereon through the date of surrender, or by any combination of any of the foregoing methods, of the amount obtained by multiplying (a) the number and type of Warrant Shares designated in such subscription by (b) the Per Common Share Warrant Price or Per Series C Share Warrant Price, as applicable, and the Holder shall thereupon be entitled to receive the number and type of duly authorized Warrant Shares determined as provided in Sections 2 and 3. In connection with any exercise of this Warrant, the Company shall provide the Holder with a certificate with the calculation of the Aggregate Warrant Shares as of the date of exercise. The Company acknowledges that the provisions of clause (iv) are intended, in part, to ensure that a full or partial exchange of this Warrant will qualify as a conversion, within the meaning of paragraph (d)(3)(ii) of Rule 144 under the Securities Act. At the request of the Holder, the Company will accept reasonable modifications to the exchange procedures provided for in this Section in order to accomplish such intent.

1.2 When Exercise Effective. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the Business Day on which this Warrant shall be deemed to have been surrendered to the Company as provided in Section 1.1, and, at such time, the Person or Persons in whose name or names any certificate or certificates for Warrant Shares shall be issuable upon such exercise as provided in Section 1.4 shall be deemed to have become the holder or holders of record thereof.

1.3 Reserved.

1.4 Delivery of Stock Certificates and New Warrant. As soon as practicable after each exercise of this Warrant, in whole or in part, the Company at its sole expense (including the payment by it of any applicable stamp, documentary or similar taxes) will cause to be issued in the name of and delivered to the Holder or, subject to Section 13, as the Holder (upon payment by the Holder of any applicable transfer taxes) may direct:

(a) in lieu of any fractional Warrant Share to which the Holder would otherwise be entitled, cash in an amount equal to the Fair Market Value thereof on the day immediately preceding such exercise; and

(b) in case such exercise is in part only, a new Warrant or Warrants of like tenor, dated the date hereof, entitling the Holder to purchase from the Company a Percentage Interest of (i) Common Shares equal to (x) the Percentage Interest represented by the Aggregate Warrant Common Shares (measured immediately prior to such exercise) minus (y) the Percentage Interest represented by the Warrant Common Shares for which this Warrant was exercised, and (ii) Series C Shares equal to (x) the Series C Percentage Interest represented by the Aggregate Warrant Series C Shares (measured immediately prior to such exercise) minus (y) the Series C Percentage Interest represented by the Warrant Series C Shares for which this Warrant was exercised, which new Warrant or Warrant shall be subject to adjustment and measurement on the same terms as set forth in this Warrant.

1.5 Company to Reaffirm Obligations. The Company will, at the time of each exercise of this Warrant, upon the request of the Holder, acknowledge in writing its continuing obligation to afford to the Holder all rights to which the Holder is entitled after such exercise in accordance with the terms of this Warrant; provided, however, that if the Holder shall fail to make any such request, then such failure shall not affect the continuing obligation of the Company to afford such rights to the Holder. Additionally, upon the request of the Holder, the Company shall provide the Holder with a calculation of the Aggregate Warrant Shares as of the date of the Holder’s request (or such other date provided for in such request).

2.    DIVIDENDS, DISTRIBUTIONS, ETC..

2.1 Dividends, Distributions, etc. If the Company at any time or from time to time after the date hereof declares, orders, pays or makes a dividend or other distribution (including any distribution of cash, Equity Securities or other property, by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement or otherwise) or makes any payment on or with respect to its Equity Securities (whether on Common Shares, Series C Shares or otherwise) then, and in each such case, the Holder shall be entitled to receive an amount in cash, Equity Securities or other property as if this Warrant had been exercised in full and converted to Warrant Shares in accordance with the provisions of Section 1.1 immediately prior to the close of business on the day immediately preceding the record date.

3. CONSOLIDATION, MERGER, ETC.

3.1 Adjustments for Consolidation, Merger, Sale of Assets, Reorganizations, etc. If after the date hereof the Company (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, (b) shall permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, the Warrant Shares shall be changed into or exchanged for cash or Equity Securities of any other Person or any other property, (c) shall Transfer all or substantially all of its properties or assets to any other Person or (d) shall effect a capital reorganization or reclassification of the Warrant Shares and/or its Equity Securities or a conversion to a new domicile, then, and in the case of each such transaction, proper provision shall be made so that upon the basis and the terms and in the manner provided in this Warrant, the Holder, upon the exercise hereof at any time after the consummation of such transaction, shall be entitled to receive (after giving effect to the payment of the Aggregate Warrant Price), in lieu of Warrant Shares, the greatest amount of cash, Equity Securities or other property to which the Holder would actually have been entitled as an equity holder upon such consummation if the Holder had exercised the rights represented by this Warrant immediately prior thereto, subject to adjustments (subsequent to such consummation) as nearly equivalent as possible to the adjustments provided for in Sections 2 and 3.

3.2 Assumption of Obligations. Notwithstanding anything contained in this Warrant or in the Credit Agreement to the contrary, the Company will not effect any of the transactions described in Section 3.1 unless, prior to the consummation thereof, each Person (other than the Company) that may be required to deliver any cash, Equity Securities or other property upon the exercise of this Warrant as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holder, (a) the obligations of the Company under this Warrant (and if the Company shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Warrant) and (b) the obligation to deliver to the Holder such cash, Equity Securities or other property as, in accordance with the foregoing provisions of this Section 3, the Holder may be entitled to receive, and such Person shall have similarly delivered to the Holder an opinion of counsel for such Person, which counsel and opinion shall be reasonably satisfactory to the Holder, stating that this Warrant shall thereafter continue in full force and effect and the terms hereof (including all of the provisions of this Section 3) shall be applicable to the cash, Equity Securities or other property that such Person may be required to deliver upon any exercise of this Warrant or the exercise of any rights pursuant hereto. Nothing in this Section 3 shall be deemed to authorize the Company to enter into any transaction requiring the consent of the Purchaser or any of its Affiliates (or any other Holder) in any Transaction Document.

4. Reserved.

5. NO DILUTION OR IMPAIRMENT. The Company shall not, by amendment of its Charter Documents or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) will not permit the par value of any Warrant Shares to exceed the amount payable therefor upon such exercise, (b) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue the Warrant Shares and (c) will not take any action that results in any adjustment of the Per Common Share Warrant Price or Per Series C Share Warrant Price if the Aggregate Warrant Common Shares or Aggregate Warrant Series C Shares after such action would exceed the total number of Common Shares or Series C Shares, respectively, then authorized by the Restated Certificate and available for the purpose of issuance upon such exercise.

6. NOTICES OF CORPORATE ACTION. If at any time prior to the expiration date of the Warrants and prior to their exercise in full, the Company agrees or commits to any one or more of the following events:

(a) any taking by the Company of a record of the holders of any class of its Equity Securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any Equity Securities of the Company or any other property, or to receive any other right;

(b) any Warrant Trigger Event or any other capital reorganization of the Company, any reclassification or recapitalization of the Equity Securities of the Company or any consolidation or merger involving the Company and any other Person or any Transfer of all or substantially all the assets of the Company (on a consolidated basis) to any other Person; or

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then the Company will deliver to the Holder a notice (which notice may be delivered to the Holder Appointee), not less than ten (10) days prior to the proposed occurrence of such event, specifying (i) the expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, (ii) the expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, Transfer, dissolution, liquidation or winding-up is to take place, and (iii) the time, if any such time is to be fixed, as of which the holders of record of Equity Securities shall be entitled to exchange their Equity Securities (or the Holder shall be entitled to exchange this Warrant) for the cash, Equity Securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, Transfer, dissolution, liquidation or winding-up and a description in reasonable detail of the transaction. Additionally, within thirty (30) days following the written request of the Holder, the Company shall provide to the Holder its calculation of the Aggregate Warrant Common Shares, the Per Common Share Warrant Price, the Aggregate Warrant Series C Shares and the Per Series C Share Warrant Price, along with supporting documentation relating thereto.

7. PREEMPTIVE RIGHTS.

7.1 Preemptive Right on Senior Capital. From and after the date hereof, the Holder shall have the right to purchase its pro rata share of any issuance or sale of any Senior Capital of the Company or any of its Subsidiaries. The Holder’s “pro rata share” for purposes of this Section 7.1 shall be equal to the Percentage Interest represented by the Aggregate Warrant Common Shares. The Company shall not grant (or permit any Subsidiary to grant) any other Person preemptive rights inconsistent herewith.

7.2 Notice to Holder. If the Company or its Subsidiary proposes to issue or sell Senior Capital, then it will give the Holder written notice of its intention, describing the type of Senior Capital and the price and terms upon which the Company proposes to issue or sell the Senior Capital. The Holder will have fifteen (15) Business Days from the date of receipt of any such notice (and such other information as the Holder may reasonably request in order to facilitate its investment decision) to agree to purchase up to its pro rata share of the Senior Capital for the price and upon the terms specified in the notice from the Company described above by giving written notice to the Company stating the amount of Senior Capital agreed to be purchased.

8. REGISTRATION RIGHTS.

8.1 Generally. If any Warrant Shares required to be reserved for purposes of exercise of this Warrant require registration with or approval of any governmental authority under any federal or state law (other than the Securities Act) before such Warrant Shares may be issued upon exercise, then the Company will, at its sole expense and as expeditiously as possible, cause such Warrant Shares to be duly registered or approved, as the case may be.

8.2 Demand Registration Rights. So long as the Holder holds Warrant Shares (or Warrants exercisable for Warrant Shares) anticipated to have an aggregate sale price (net underwriting discounts and commissions, if any) in excess of $500,000, the Holder (or, for the avoidance of doubt, if there are multiple Holders, then the Holder or Holders constituting the Requisite Holders) shall have the right to require the Company to file registration statements, including a shelf registration statement (if the Company is eligible at such time to utilize a shelf registration for the Warrant Shares), and if the Company is a well-known seasoned issuer, as defined in Rule 405 under the Securities Act, an automatic shelf registration statement, on Form S-3 or any successor form under the Securities Act covering all or any part of the Warrant Shares, by delivering a written request therefor to the Company. Such request shall state the number of Warrant Shares to be disposed of and the intended method of disposition of such shares by the Holder. In the event there are multiple Holders, the Company shall give notice to all other Holders of the receipt of a request for registration pursuant to this Section 8.2 and such Holders shall then have thirty (30) days to notify the Company in writing of their desire to participate in the registration. The Company shall use its commercially reasonable best efforts to effect promptly the registration statement registering all shares on Form S-3 (or a comparable successor form) to the extent requested by the Holder, but in any event shall cause the registration statement to become effective within ninety (90) days after the date of the request by the Holder (or 120 days in the event of a “full review” by the SEC). The Company shall use its commercially reasonable best efforts to keep such registration statement effective until the earlier of one hundred twenty (120) days or until the Holder has completed the distribution described in such registration statement. Notwithstanding the forgoing, to the extent that registration on Form S-3 is not available to the Holder under this Section 8.2, the Company shall use commercially reasonable efforts to effect such registration on Form S-1 under the Securities Act.

8.3 Piggyback Registration. If, at any time and from time to time, the Company proposes to register any of its Equity Securities under the Securities Act in connection with an underwritten public offering of such shares of such Equity Securities, then the Company will promptly give notice to the Holder of its intention to do so. Upon the request of any Holder received within ten (10) days after receipt of any such notice from the Company, the Company will, in each instance, cause such Holder’s Warrant Shares to be registered under the Securities Act and registered or qualified, as the case may be, under any state securities laws; provided, however, that the obligation to give such notice and to cause such registration shall not apply to any registration (a) on Form S-8 (or any successor form), (b) of solely a dividend reinvestment plan or (c) for the sole purpose of offering registered securities to another Person in connection with the acquisition of assets or Equity Securities of such Person or in connection with a merger, consolidation, combination or similar transaction with such Person. In connection with any underwritten offering of securities on behalf of the Company or any Stockholder, the Company shall not be required to include any Warrant Shares held by a Holder unless the Holder agrees to the reasonable and customary terms of the underwriting; provided, however, that (i) such Holder shall not be required to make any representation other than that it being the owner of the applicable Warrant Shares (subject to exercise of the applicable portion of this Warrant) that are being included in the offering and that it has full power and authority to transfer them pursuant such offering, and (ii) the total indemnification or other liability of such Holder thereunder shall be limited to the aggregate net cash proceeds received by such Holder from the sale of such Warrant Shares in such offering. The Company will include in any registration effected pursuant to this Section 8.3 (i) first, securities offered to be sold by the Company and by any holder of demand registration rights that is exercising such rights in connection with such registration, (ii) second, the Piggyback Shares, in each case pro rata based on the number of Warrant Shares held thereby (in such quantity as will not, in the written opinion of the underwriters, jeopardize the success of the offering), and (iii) third, any other securities requested to be included in such registration (in such quantity as will not, in the written opinion of the underwriters, jeopardize the success of the offering).

8.4 Deemed Underwriter. The Company agrees that, if a Holder or any of its Affiliates could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with any registration of the Company’s securities of any Holder or any of its Affiliates pursuant to this Warrant, and any amendment or supplement thereof (any such registration statement or amendment or supplement a “Deemed Underwriter Registration Statement”), then the Company will cooperate with such Holder or Affiliate in allowing such Holder or Affiliate to conduct reasonable and customary “underwriter’s due diligence” with respect to the Company and satisfy its obligations in respect thereof. In addition, at applicable Holder’s request, the Company will furnish to such Holder, on the date of the effectiveness of any Deemed Underwriter Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request (a) a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Holder, and (b) an opinion, dated as of such date, of counsel representing the Company for purposes of such Deemed Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” statement for such offering, addressed to such Holder. The Company will also permit legal counsel to the applicable Holder to review and comment upon any such Deemed Underwriter Registration Statement at least ten (10) Business Days prior to its filing with the Commission and all amendments and supplements to any such Deemed Underwriter Registration Statement within a reasonable number of days prior to their filing with the Commission and not file any Deemed Underwriter Registration Statement or amendment or supplement thereto in a form to which such Holder’s legal counsel reasonably objects.

8.5 Expenses. The Company will pay all Registration Expenses in connection with all registrations (which, for purposes of this section, shall include any qualifications, notifications and exemptions) under this section. “Registration Expenses” means all reasonable expenses incident to the Company’s performance of or compliance with Section 8, including all registration and filing fees (including fees of the Commission and a national stock exchange or national securities market), all fees and expenses of complying with state securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or “cold comfort” letters in underwritten offerings required by or incident to such performance and compliance, the reasonable fees and disbursements of Holder’s Counsel, not to exceed $25,000 in the aggregate (or such greater amount with the Company’s consent, which consent shall not be unreasonably withheld, conditioned or delayed), and any accountants retained by the Holders with respect to any Warrant Shares being registered, premiums and other costs of policies of insurance against liabilities arising out of the public offering of such securities and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriting discounts and commissions and transfer taxes, if any, provided, however, that the Company shall not be required to pay for any expenses of the Holders for any registration proceeding pursuant to Section 8.2 if the registration request is subsequently withdrawn at the request of the Holders (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Requisite Holders agree to forfeit their right to one registration pursuant to Section 8.2. All underwriting discounts, selling commissions, and stock transfer taxes and other non-Registration Expenses applicable to the sale of the Warrant Shares of the Holders shall be borne and paid by the Holders pro rata on the basis of the number of Warrant Shares registered on their behalf.

8.6 Obligations of the Company. Whenever required under this section to effect the registration of any Warrant Shares, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the Commission a registration statement with respect to such Warrant Shares and use commercially reasonable efforts to cause such registration statement to become effective and, unless the Holders of a majority of the Warrant Shares registered thereunder notify the Company otherwise, to keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, that, the Company shall furnish, at least five (5) Business Days before filing such registration statement, a prospectus relating thereto or any amendments or supplements relating to such a registration statement or prospectus, to counsel selected by the Holder (the “Holder’s Counsel”), copies of all such documents proposed to be filed for such counsel’s review and comment (it being understood that such five (5) Business Day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to such counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances) and not file any such registration statement, prospectus or amendment or supplement thereto in a form to which Holder’s Counsel reasonably objects;

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement and to make public any material non-public information provided to the Purchaser Group during the effective period of such registration statement;

(c) notify in writing the Holder’s Counsel promptly (x) of the receipt by the Company of any notification with respect to any comments by the Commission with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (y) of the receipt by the Company of any notification with respect to the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation of any action threatening any proceeding for that purpose and (z) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Warrant Shares for sale in any jurisdiction or the initiation of any action threatening the qualification of such Warrant and/or Warrant Shares for sale in any jurisdiction;

(d) furnish to each Holder of Warrant Shares covered by such registration such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act and such other documents as such Holder may reasonably request in order to facilitate the disposition of the Warrant Shares owned thereby;

(e) use commercially reasonable efforts to register, exempt from registration, and/or to qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as may be required for the Holder to sell securities under the registration statement or as shall be reasonably requested by the Holders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto (x) to qualify to do business in any such states or jurisdictions, (y) to file a general consent to service of process in any such states or jurisdictions or (z) to subject itself to taxation in any such states or jurisdictions;

(f) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering, provided that each Holder participating in such underwriting shall also enter into and perform its obligations under such underwriting agreement;

(g) notify each Holder of Warrant Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, at the request of such Holder, prepare and furnish to such Holder a reasonable number of copies of a supplement to or amendment of such prospectus so that, as thereafter delivered to any offeree of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(h) notify each Holder in advance of the delivery of any information under the Credit Agreement that would constitute material non-public information and cooperate with the Holders’ reasonable requests related to the coordination of such information with amendments to the registration to ensure the public availability of such information (which amendments shall be effected promptly upon the awareness by the Company of the new information);

(i) make available for inspection by each Holder of Warrant Shares covered by such registration statement, the Holder’s Counsel or any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such Holder or underwriter (collectively, the “Inspectors”) all pertinent financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such registration statement, including, but not limited to, monthly, quarterly and annual financial statements. Any of the Information that the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors to any third party unless (x) the disclosure of such Information is necessary to avoid or correct a misstatement or omission in the registration statement, (y) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or a governmental agency having jurisdiction over such matter, or (z) such Information has been made generally available to the public by the Company, provided, in any event, that the Holders shall use commercially reasonable efforts to provide the Company with reasonable advance written notice prior to any such disclosure. The Holders of any Warrant Shares covered by such registration statement hereby agree that they will, upon learning that disclosure of such Information is sought by a court of competent jurisdiction or a governmental agency having jurisdiction over such matter, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential;

(j) in the case of an underwritten offering, use commercially reasonable efforts to obtain from its independent certified public accountants “comfort” letters (x) listing the Company and each selling Holder as an addressee thereof or otherwise naming the Company and each selling Holder as a third party beneficiary thereof and (y) otherwise in customary form and at customary times and covering matters of the type customarily covered by comfort letters given by independent certified public accountants in such transactions;

(k) in the case of an underwritten offering, use commercially reasonable efforts to obtain from its counsel an opinion or opinions (x) listing the Company and each selling Holder as an addressee thereof or otherwise naming the Company and each selling Holder as a third party beneficiary thereof and (y) otherwise covering such matters as are customary in such transactions, including a standard “10b-5” opinion for such offering;

(l) provide a transfer agent and registrar (which may be the same entity and which may be the Company) for such Warrant Shares;

(m) issue to any underwriter to which any Holder may sell Warrant Shares in such offering one or more certificates (or replacements warrants) evidencing such Warrant Shares;

(n) use commercially reasonable efforts to assist the selling Holders and the managing underwriters or agents, if any, in marketing any Warrant Shares that are included in the registration statement, including causing its officers and employees to participate in any “roadshow” and other investor presentations that the Holders may reasonably request; and

(o) subject to all of the other provisions of this Warrant, use commercially reasonable efforts to take all other steps necessary to effect the registration of the Warrant Shares contemplated hereby.

The Company may suspend the use of a prospectus included in any registration statement filed pursuant to this Section 8 if the Company is then in possession of material, non-public information, the disclosure of which the Company’s board of directors has reasonably determined in good faith would have a material adverse effect upon the Company. The Company shall promptly notify all Holders of Warrant Shares covered by such registration of any such determination by the board of directors and, upon receipt of such notice, each such Holder shall immediately discontinue any sales of securities pursuant to such registration statement. Upon such suspension, the Company shall take all commercially reasonable steps to cause the condition that caused such suspension to cease to exist as soon as practicable (but such efforts need not include the abandonment of any proposed transaction). The Company hereby agrees that no such suspension shall last more than ninety (90) days without the prior written consent of the Requisite Holders.

8.7 Termination of Registration Rights. The right to request registration of including of Equity Securities set forth on this Section 8, shall terminate at such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of the Holders’ Warrant Shares without limitation during a three-month period without registration.

8.8 Indemnification.

(a) In connection with any registration, subject to Section 8.8(d) below, the Company shall indemnify and hold harmless each Holder selling Warrant Shares and each of its Affiliates, each underwriter (as defined in the Securities Act), and directors, officers, employees and agents of any of them, and each other Person who participates in the offering of such securities and each other Person, if any, who controls (within the meaning of the Securities Act) such seller, underwriter or participating Person (collectively, the “Holder Indemnified Person”) against any losses, claims, damages or liabilities (collectively, the “liability”), joint or several, to which such Holder Indemnified Person may become subject under the Securities Act or any other statute or at common law, insofar as such liability (or action in respect thereof) arises out of or is based upon (w) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus used in connection with any offering, including but not limited to, any free writing prospectus used by the Company, the underwriters or the Holders, or (x) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (y) any violation by the Company of the Securities Act, any state securities or “blue sky” laws or any sale or regulation thereunder in connection with such registration, or (z) any information provided by the Company or at the instruction of the Company to any Person participating in the offer at the point of sale containing any untrue statement or alleged untrue statement of any material fact or omitting or allegedly omitting any material fact required to be included in such information or necessary to make the statements therein not misleading. Except as otherwise provided in Section 8.8(c), the Company shall reimburse each such Holder Indemnified Person in connection with investigating or defending any such liability; provided, however, that the Company shall not be liable to any Holder Indemnified Person in any such case to the extent that any such liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary or final prospectus, or amendment or supplement thereto, free writing prospectus, or other information, in reliance upon and in conformity with information furnished in writing to the Company by such Person specifically for use therein; and provided further, however, that the Company shall not be required to indemnify any Person against any liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or for any liability which arises out of the failure of any Person to deliver a prospectus as required by the Securities Act

(b) In connection with any registration, subject to Section 8.8(d) below, a Holder selling any Warrant Shares included in such registration being effected shall indemnify and hold harmless each other selling holder of any Warrant Shares, the Company, its directors and officers, each underwriter and each other Person, if any, who controls (within the meaning of the Securities Act) the Company or such underwriter (collectively, the “Company Indemnified Persons” and together with the “Holder Indemnified Persons,” collectively, the “Indemnified Persons”), against any liability, joint or several, to which any such Holder Indemnified Person may become subject under the Securities Act or any other statute or at common law, insofar as such liability (or actions in respect thereof) arises out of or is based upon (x) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which securities were registered under the Securities Act at the request of such selling Holder, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, any free writing prospectus used in connection with such offering, including but not limited to, any free writing prospectus used by the Company, the underwriters, or the Holders, or (y) any omission or alleged omission by such selling Holder to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) any information provided at the instruction of the Company to any Person participating in the offer at the point of sale containing any untrue statement or alleged untrue statement of any material fact or omitting or allegedly omitting any material fact required to be included in such information or necessary to make the statements therein not misleading, and in the case of (x), (y) and (z) to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, amendment or supplement thereto, free writing prospectus or other information, in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder specifically for use therein. Such selling Holder shall reimburse any Holder Indemnified Person for any reasonable legal expenses incurred in investigating or defending any such liability; provided, however, that in no event shall the liability of any Holder for indemnification under this Section 8 in its capacity as a seller of Warrants and/or Warrant Shares exceed the lesser of (i) that proportion of the total of such losses, claims, damages, expenses or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being held by such Holder, or (ii) the amount equal to the proceeds to such Holder of the securities sold in any such registration; and provided further, however, that no selling Holder shall be required to indemnify any Person against any liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or for any liability which arises out of the failure of any Person to deliver a prospectus as required by the Securities Act.

(c) In the event the Company, any selling Holder or other Person receives a complaint, claim or other notice of any liability or action, giving rise to a claim for indemnification under Section 8.2 or Section 8.3 above, the Person claiming indemnification under such paragraphs shall promptly notify the Person against whom indemnification is sought of such complaint, notice, claim or action, and such indemnifying Person shall have the right to investigate and defend any such loss, claim, damage, liability or action.

(d) If the indemnification provided for in this Section 8.8 is held by a court of competent jurisdiction to be unavailable to an Indemnified Person with respect to any loss, claim, damage, expense or liability referred to therein, then the indemnifying party, in lieu of indemnifying such Indemnified Person hereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such any loss, claim, damage, expense or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the Indemnified Person, on the other hand, in connection with the statements or omissions that resulted in such any loss, claim, damage, expense or liability as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution by a Holder under this Section 8.8(d) when combined with any other amounts paid by such Holder pursuant to this Section 8 exceed the lesser of (a) that proportion of the total of such losses, claims, damages, expenses or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being held by such Holder, or (b) the amount equal to the proceeds to such Holder of the securities sold in any such registration. The relative fault of the indemnifying party and of the Indemnified Person shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the Indemnified Person and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 8.8 shall survive the completion of any offering of securities in a registration statement under this Section 8 or otherwise (and shall survive the termination of this Agreement).

9. PUT OF WARRANTS.

9.1 Put Right.

(a) At any time from and after the earliest to occur of: (i) the Maturity Date; (ii) the payment in full of at least seventy-five percent (75%) of the outstanding Obligations under the Credit Agreement; (iii) an uncured Event of Default (as defined in the Credit Agreement) or any breach of this Warrant that remains uncured (to the extent curable) for a period of thirty (30) days); and (iv) the consummation of any Sale Transaction (the occurrence of any of the foregoing events being hereinafter referred to as a “Warrant Trigger Event”), the Holder may demand that the Company purchase all (but not less than all) of this Warrant for an amount equal to the Redemption Price by delivery of a written notice to the Company (the date such notice is delivered to the Company shall hereinafter be referred to as, the “Put Demand Date”). Subject to the other provisions of this Section 9.1, the Redemption Price shall be payable to the Holder (A) in the case of the Holder’s exercise of the Put Right in connection with a Warrant Trigger Event set forth in clauses (ii) or (iii), on the date of the repayment of such Obligations under the Credit Agreement or consummation of such Sale Transaction or (B) in the case of the Holder’s exercise of the Put Right other than as provided in the foregoing clause (A), on the ninetieth (90th) day immediately following the Put Demand Date (the relevant date above, the “Put Payment Date”), upon surrender of this Warrant to the Company at its Chief Executive Office. Notwithstanding the foregoing, the commencement of a case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect in respect of the Company or any of its Subsidiaries (other than an involuntary case that is dismissed, bonded or discharged within sixty days) shall constitute a Warrant Trigger Event and the Holder shall be deemed to have automatically exercised its Put Right upon, and the Put Payment Date shall be the same day as, the occurrence thereof (without the requirement to deliver any notice).

(b) In the event of a Sale Transaction, the Holder shall be entitled to receive the Redemption Price by wire transfer of immediately available funds to any account in the United States of America specified by written notice to the Company. In the event that there shall be more than one Holder, each other Holder acknowledges and agrees that only the Requisite Holders may exercise the Put Right and that the Requisite Holders may act on behalf of all other Holders with respect to the matters described in Section 9.

(c) Upon surrender of this Warrant in accordance with the procedures set forth in Section 9.1(a), the right to purchase Warrant Shares represented by this Warrant shall terminate and this Warrant shall represent the right of the Holder to receive only the Redemption Price from the Company in accordance with Section 9.1. The Holder’s right to demand redemption of this Warrant pursuant to this Section 9.1 shall be referred to herein as the Holder’s “Put Right.”

9.2 Failure to Pay Redemption Price.

(a) Subject to the provisions of Section 9.2(b), if the Company does not pay the Redemption Price in full on or before the Put Payment Date, then, on the day immediately following the Put Payment Date, all of the rights heretofore represented by this Warrant shall convert, automatically and irrevocably and without any further action or acknowledgment on the part of the Company or the Holder, into a secured obligation of the Company to pay to the Holder, on demand (or at such other time described below), an amount equal to the Unpaid Put Amount, together with accrued interest (based on a 365-day year) on the unpaid principal amount thereof at fifteen percent (15%) per annum, with interest payable-in-kind, compounding quarterly, until the maturity thereof.

(b) Notwithstanding any other provision of this Section 9.2, if on the Put Demand Date there are any Obligations owed to the Purchaser or its Affiliates under the Credit Agreement, then the Company shall be permitted, in lieu of paying all or any portion of the Redemption Price to the Holder, to issue to the Holder on or before the Put Payment Date, a note, the face amount of which shall equal the unpaid portion of the Redemption Price, with terms, covenants and other provisions substantially identical to those applicable to the Notes (a “Put Note”), except that (i) the Put Note shall accrue interest at a rate equal to fifteen percent (15%) per annum, with interest payable-in-kind, compounding quarterly, until the maturity thereof, and (ii) the maturity date of the Put Note shall be the date that is ninety-one (91) days after the earlier to occur of (a) the date of maturity of the Obligations or (b) the date that the Obligations are paid in full.

(c) The rate of interest payable on the Unpaid Put Amount shall increase by one percent (1%) as of the end of each three (3) month period following the end of Put Payment Date until the Unpaid Put Amount is paid or prepaid in full or until such interest rate reaches the maximum rate permitted by applicable law and the rate of interest shall automatically be reduced to the maximum rate permitted by applicable law for any period where it would otherwise be in excess thereof (it being acknowledged that nothing in this Section 9.2 shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law). “Unpaid Put Amount” means the aggregate amount of the unpaid portion of the Redemption Price, together with accrued interest thereon, as determined in accordance with Section 9.1(b) or 9.2(b), as applicable, and this Section 9.2(c).

(d) Without limiting the Holder’s right to receive the Unpaid Put Amount on demand, the entire Unpaid Put Amount may be paid by the Company at any time without premium or penalty, but in any event shall be immediately due and payable (i) upon any acceleration by the Purchaser or its Affiliates of any of the Notes and (ii) upon the occurrence of any Sale Transaction. All payments of the Unpaid Put Amount shall be made by wire transfer of immediately available funds to an account or accounts designated in writing by the Holder. Upon the request of the Holder, the Company shall issue to the Holder one or more Put Notes (as defined below) evidencing the obligations of the Company to the Holder under this Section 9.2(c).

10. AVAILABILITY OF INFORMATION.

10.1 Compliance. The Company shall comply with the reporting requirements of Section 13 and 15(d) of the Exchange Act and shall comply with all public information reporting requirements of the Commission (including Rule 144 promulgated by the Commission under the Securities Act (“Rule 144”)) from time to time in effect and relating to the availability of an exemption from the Securities Act for the sale of any Restricted Securities.

10.2 Cooperation. The Company shall also cooperate with the Holder (so long as it holds any Restricted Securities) in supplying such information as may be necessary for the Holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any Restricted Securities.

10.3 Reserved

10.4 Assistance with Sales of Warrant Shares. If requested by the Holder, the Company shall make a public disclosure of any material nonpublic information previously supplied to the Holder in order to facilitate the sale of Warrant Shares by the Holder pursuant to Rule 144; such disclosure shall be made no later than forty-five days following the request by the Holder. Notwithstanding the foregoing, Company may suspend the disclosure of material, non-public information, the disclosure of which the Board of Directors has reasonably determined in good faith would have a material adverse effect upon the Company, in which event the Company shall immediately provide notice of the determination to the Holder. Upon such determination, the Company shall take all commercially reasonable steps to cause the condition that caused such suspension to cease to exist as soon as practicable (but such efforts need not include the abandonment of any proposed transaction). The Company hereby agrees that no such suspension shall last more than ninety (90) days without the prior written consent of the Requisite Holders.

11. RESERVATION OF EQUITY SECURITIES, ETC. The Company shall at all times reserve and keep authorized and available, solely for issuance and delivery upon exercise of this Warrant, the number of Common Shares and Series C Shares from time to time issuable upon exercise in full of this Warrant. All Warrant Shares issuable upon exercise of this Warrant shall be duly authorized and, when issued upon such exercise, shall be validly issued and, in the case of shares, fully paid and nonassessable, with no liability on the part of the Holder.

12. VOTING AND CONSENT RIGHTS

12.1 General. Except as otherwise required by law or provided herein, the Holder shall not be entitled to any voting rights in respect of this Warrant. Upon exercise of this Warrant, (a) the holders of Warrant Common Shares shall vote with the holders of Common Shares (and not as a separate class) with respect to such shares at any meeting of the Stockholders, and may act by written consent in the same manner as the holders of such shares, and (b) the holders of Warrant Series C Shares shall vote on an as-converted basis with the holders of the Common Shares (except as set forth in the Series C Certificate of Designation) with respect to such shares at any meeting of the Stockholders, and may act by written consent in the same manner as the holders of such shares.

12.2 Consent Rights. In addition to any other vote or consent required herein or by law, the Company shall not, without the prior written consent of the Holder (which may be given or withheld in the Holder’s sole discretion):

(a) amend (by merger or otherwise) the Restated Certificate or any other Transaction Document in any manner adverse to the Holder;

(b) incur, or refinance on terms less favorable to the Company, any indebtedness (other than incurrence of indebtedness that is permitted pursuant to Section 6.1 of the Credit Agreement (as in effect on the date hereof));

(c) enter into, amend, terminate or fail to enforce (or abandon any right under) any transaction with any Insider or Affiliate of the Company, other than compensation arrangements in the ordinary course and consistent with past practice or transactions between or among the Company and its direct or indirect wholly-owned Subsidiaries;

(d) commence any voluntary bankruptcy proceedings;

(e) enter into or otherwise permit the occurrence of any Sale Transaction or dissolution, liquidation or winding-up of the Company;

(f) acquire or redeem any Equity Securities of the Company;

(g) take any material action in connection with regulatory proceedings or material litigation;

(h) reclassify any debt or Equity Securities of the Company or undertake any other corporate restructuring or reorganization, including any alteration of the rights, preferences or privileges of any Equity Securities of the Company;

(i) change the principal line of business of the Company;

(j) commit or agree to any of the foregoing; or

(k) permit any of its Subsidiaries to take any action which, if taken by the Company, would require the consent of the Holder.

13. OWNERSHIP, TRANSFER AND SUBSTITUTION OF WARRANTS.

13.1 Ownership of Warrants. The Company may treat any Person(s) in whose name this Warrant is registered on the register kept at the Chief Executive Office as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, except that, if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer thereof as the owner of this Warrant for all purposes, notwithstanding any notice to the contrary. This Warrant, if properly assigned, may be exercised by a new Holder without a new Warrant first having been issued.

13.2 Office; Transfer and Exchange of Warrants.

(a) The Company shall maintain an office (which may be an agency maintained at a bank) in the State of Georgia where notices, presentations and demands in respect of this Warrant may be made upon it. Such office shall be the Company’s “Chief Executive Office,” until such time as the Company shall notify the Holders of any change of location of such office within the State of Georgia.

(b) The Company shall cause to be kept at its Chief Executive Office a register for the registration and transfer of this Warrant. The names and addresses of the Holder, the transfer thereof and the names and addresses of any transferees of this Warrant shall be registered in such register. The Person(s) in whose names this Warrant shall be so registered shall be deemed and treated as the owner and Holder thereof for all purposes of this Warrant, and the Company shall not be affected by any notice or knowledge to the contrary.

(c) Subject to the transfer restrictions referred to in the legend herein, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Holder, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit II hereto) at the Company’s Chief Executive Office. Upon such surrender, the Company at its expense will execute and deliver to or upon the order of the applicable Holder a new Warrant or Warrants of like tenor, in the name of the Holder or as the Holder (upon payment by the Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces therefor for the number of Warrant Shares called for on the face or faces of the Warrant or Warrants so surrendered.

13.3 Assistance in Disposition of Warrant or Warrant Shares. Notwithstanding any other provision herein, in the event that it becomes unlawful for the Holder to continue to hold this Warrant, in whole or in part, or some or all of the Warrant Shares held by it, or restrictions are imposed on the Holder by any statute, regulation or governmental authority which, in the judgment of the Holder, make it unduly burdensome to continue to hold the Warrant or Warrant Shares, the Holder may sell or otherwise dispose of the Warrant or Warrant Shares (subject to any restrictions on transfer described herein), and the Company agrees to provide reasonable assistance to the Holder in disposing of the Warrant or Warrant Shares in a prompt and orderly manner and, at the request of the Holder, to provide (and authorize the Holder to provide) such financial and other information concerning the Company to any prospective purchaser of the Warrant or Warrant Shares owned by the Holder.

13.4 Replacement of Warrants. Upon receipt of reasonable evidence of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction of any Warrant held by a Person other than a Purchaser or any other institutional investor to whom the Purchaser may Transfer this Warrant, upon delivery of indemnity satisfactory to the Company in form and amount or, in the case of any such mutilation, upon surrender of such Warrant for cancellation at the Company’s Chief Executive Office, the Company at its sole expense will execute and deliver, in lieu thereof, a new Warrant of like tenor and dated the date hereof.

14. REPRESENTATIONS AND WARRANTIES.

14.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:

(a) each of the representations and warranties of the Credit Parties set forth in the Credit Agreement are true and correct as of the date hereof, each such representation and warranty being hereby incorporated by reference herein, mutatis mutandis, for all purposes;

(b) the Company is not party to any contract, agreement or other arrangement which conflicts with the terms of this Warrant or any of the rights conferred to the Holder, or obligations imposed on the Company, hereby;

(c) the offer, sale, issuance and delivery of this Warrant in accordance with the terms herein will be exempt from the registration provisions of the Securities Act;

(d) the issuance of the Warrant Shares upon the exercise of this Warrant in accordance with the terms herein will be exempt from the registration provisions of the Securities Act;

(e) immediately after giving effect to transactions contemplated by this Warrant, (i) the Company has duly authorized the issuance of the Warrant Shares and has reserved them and made them available for issuance and delivery upon exercise of this Warrant, (ii) the outstanding Equity Securities of the Company consists solely of this Warrant and the Equity Securities set forth on Schedule I hereto and (iii) each of the Company’s Subsidiaries is directly or indirectly wholly-owned by the Company; and

(f) assuming Purchaser only owns the Common Shares and Series C Shares issuable under this Warrant, Schedule II accurately states Purchaser’s ownership percentage of the Company required to be disclosed by Purchaser on Schedule 13G pursuant to the Exchange Act, and Purchaser may rely on Schedule II in complying with its reporting obligations under the Exchange Act, including accurately reporting Holder’s ownership on an amended Schedule 13G to be filed with the Commission.

14.2 Representations and Warranties of the Holders. Each Holder represents and warrants to the Company and to each other Holder, as of the date such Person becomes a Holder, as follows:

(a) Organization and Qualification. Such Holder, if an entity, is a corporation, limited partnership or limited liability company, in either case duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

(b) Authority; Enforceability. Such Holder has all requisite power and authority to execute and deliver this Warrant and to perform its obligations hereunder and to consummate the transactions contemplated hereby, and all action required on the part of such Holder for such execution, delivery and performance has been duly and validly taken. Assuming due execution and delivery by the Company, this Warrant constitutes the legal, valid and binding obligation of such Holder enforceable against such Holder in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles.

(c) Accredited Investor; Securities Laws Compliance.

(i) Such Holder either (a) is an “accredited investor” (as defined in Regulation D under the Securities Act) or (b) has such knowledge, skill and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of an investment in the Company and the suitability thereof as an investment for such Holder.

(ii) Except as otherwise contemplated by this Warrant, such Holder is acquiring this Warrant and any Warrant Shares for investment for its own account and not with a view to any distribution thereof in violation of applicable securities laws.

(iii) The Holder understands that (a) the offering and sale of this Warrant and any Warrant Shares by the Company is intended to be exempt from registration under the Securities Act pursuant to section 4(2) thereof and Regulation D, (b) there is no existing public or other market for this Warrant or the Warrant Shares, and (c) this Warrant and the Warrant Shares may be resold only pursuant to an effective registration statement under the Securities Act or pursuant to a valid exemption from the registration requirements of the Securities Act.

(iv) Such Holder is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, including the Rule 144 condition that current information about the Company be made available to the public. Such Holder acknowledges that such information is not now available and that the Company has no present plans to make such information available.

15. DEFINITIONS. As used herein, unless the context otherwise requires, the following terms have the respective meanings set forth below. All capitalized terms used and not defined below or otherwise defined herein shall have the respective meanings set forth in the Credit Agreement:

 “Appraiser” means an independent nationally recognized investment banking firm mutually agreeable to the Holder and the Company. If the Holder and the Company cannot agree on an Appraiser within fifteen (15) days after the applicable Valuation Request, then, the Company, on the one hand, and the Holder, on the other hand, shall each select an Appraiser within fifteen (15) days of the applicable Valuation Request. Each such Appraiser shall then independently determine the applicable Fair Market Value within thirty (30) days after the applicable Valuation Request (or if the Holder or the Company fails to timely select an Appraiser as contemplated in the immediately preceding sentence, the Appraiser timely selected by the Company or the Holder, as applicable, shall make such determination). Other than with respect to Publicly Traded Securities, the prevailing market prices for any security or property will not be dispositive of the Fair Market Value thereof. If each of the Holder and the Company timely selects an Appraiser and (i) the difference between the determinations of Fair Market Value by the Appraisers is less than twenty percent (20%), then the average of such determinations shall be the conclusive and binding determination of the applicable Fair Market Value or (ii) the difference between the determinations of Fair Market Value by the Appraisers is equal to or more than twenty percent (20%), then the Appraisers shall jointly select one independent Appraiser to determine the Fair Market Value, and the selection of the new Appraiser and its determination of Fair Market Value shall be made within sixty (60) days after the applicable Valuation Request. Any and all fees, costs and other expenses of the Appraiser(s) shall be borne by the Company. The determination of the Fair Market Value pursuant to this definition and the definition of Fair Market Value shall be conclusive and binding on all applicable parties.

 “Articles” means the Company’s Certificate of Incorporation, as described in the Credit Agreement as of the date hereof, as the same may be amended, restated or otherwise modified from time to time in accordance with the terms thereof (and as permitted by this Warrant).

 “Board of Directors” has the meaning given to such term in the Articles.

 “Business Day” means any day other than a Saturday or a Sunday or a day on which commercial banking institutions in New York, New York are authorized or obligated by law or executive order to be closed. Any reference to “days” (unless Business Days are specified) shall mean calendar days.

 “Commission” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

 “Common Shares” means shares of the Company’s Common Stock, par value $0.025, per share.

 “Company” has the meaning given to such term in the introduction to this Warrant and shall include any Person that shall succeed to or assume the obligations of the Company.

 “Company Group” means the Company and its Affiliates.

 “Convertible Securities” means any evidences of indebtedness or other instruments or securities (other than Options) directly or indirectly convertible into or exchangeable for Equity Securities of the Company.

 “Equity Plan Securities” means Common Shares issued, or reserved for issuance pursuant to an incentive equity plan (including any Common Shares issuable upon exercise of any Convertible Security or Option pursuant to any incentive equity plan) approved by a majority of the independent directors on the Board.

 “Equity Securities” means, as to any Person, such Person’s equity securities or other equity interests authorized from time to time, and any other securities, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including options, warrants, phantom equity, equity appreciation rights, convertible notes or debentures, equity purchase rights, and all agreements, instruments, documents and securities convertible, exercisable, or exchangeable, in whole or in part, into any one or more of the foregoing. The Company’s Equity Securities, as of the date hereof, shall include Common Shares, shares of Series A Preferred Stock of the Company, par value $0.001 per share, shares of Series B Preferred Stock of the Company, par value $0.001 per share (the “Series B Shares”), shares of Series C Preferred Stock of the Company, par value $0.001 per share (the “Series C Shares”), and the other Equity Securities set forth on Schedule I hereto.

 “Equity Value” means an amount, determined in accordance with the definition of Fair Market Value, equal to the enterprise value of the Company and its Subsidiaries as a whole less the amount of indebtedness for borrowed money of the Company and/or its Subsidiaries. In connection with the determination of Equity Value in a Sale Transaction, the calculation of Equity Value shall be increased by (a) all amounts paid or payable under consulting agreements not on market terms, agreements not to compete or similar arrangements (including Excess Compensation) entered into in connection with such Sale Transaction, (b) the gross value of any post-closing payments (whether or not contingent) and (c) any extraordinary or special dividends or distributions paid or payable in connection with such Sale Transaction.

  “Excess Compensation” means any cash, Equity Securities, other property or other remuneration (including perquisites) payable to any Stockholder during the twelve (12) month period subsequent to the closing of a Sale Transaction (collectively, “Remuneration”), including any Remuneration related to future performance or payable subsequent to the closing of such Sale Transaction in excess of the sum of (a) 100% of the aggregate compensation in the form of salary and bonus (but excluding equity-based compensation) actually paid by the Company for services rendered by such Stockholder during the previous twelve (12) full months, plus (b) any consideration received by such Stockholder as a holder of Equity Securities in accordance with the distribution provisions of the Articles (other than consideration received in connection with a Sale Transaction); provided, that, with respect to any Remuneration payable or potentially payable subsequent to the closing of the applicable Sale Transaction, the value of such Remuneration shall be determined at the closing of the Sale Transaction (with any unliquidated or contingent payments equal to the maximum amount that may be payable), discounted at the time of such Sale Transaction at the Prime Rate. Excess Compensation does not include that portion of any equity based compensation resulting from an increase in the value of the equity underlying such compensation that occurs after the closing of a Sale Transaction.

 “Exchange Act” means the Securities Exchange Act of 1934, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

 “Fair Market Value” means, as to securities or other property, the fair market value of such securities or property as mutually and reasonably agreed upon by the Company and the Holders, assuming such securities or property is to be sold in an arm’s length transaction between a willing seller and a willing buyer as a going concern, without any Impairment Deductions (but, for the avoidance of doubt, taking into account any liquidation preference, redemption or similar right relating to this Warrant, to the extent applicable to the valuation in question), at the time of the transaction requiring the applicable determination of Fair Market Value pursuant to this Warrant (each such transaction, a “Valuation Event”). If the Company and the Holder are unable to agree on any calculation of Fair Market Value in accordance with the foregoing provisions within fifteen (15) days after the occurrence of any Valuation Event, then, upon the written request of either the Holder or the Company delivered at any time thereafter (the “Valuation Request”), the Fair Market Value of such securities and/or other property will be determined by the Appraiser in accordance with this definition and the definition of Appraiser.

 “Fully-Diluted Basis” means at any time, without duplication, (i) as applied to any calculation of the number of securities of the Company, after giving effect to, without duplication, (w) all Common Shares of the Company outstanding at the time of determination, (x) all Equity Securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Shares and all interests, participations or other Common Shares equivalents; provided, however, for purposes of calculation in accordance with this defined term, the Subject Series B Shares shall be deemed convertible into Common Shares at a price not less than the price described in the Series B Side Letter, notwithstanding the certificate of designations, rights and preferences for the Series B Shares, (y) all Common Shares issuable upon the exercise of any Convertible Security or Option outstanding as of the date of determination, and (z) all Equity Plan Securities not otherwise covered by the foregoing; and (ii) as applied to any calculation of value, after giving effect to the foregoing securities and the payment of any consideration payable upon the exercise of any Convertible Security or Option referred to in clause (i) above if such Convertible Security or Option were exercisable at such time; provided, that, with respect to this clause (ii), Fully-Diluted Basis shall in all circumstances include the Warrant Shares but shall exclude any Common Shares that are issuable in connection with the exercise of any Option or Convertible Security (other than this Warrant) that is not “in the money,” nor shall it ascribe any value to any such Option or Convertible Security (other than this Warrant).

 “Holder” means each and every holder or beneficial owner of any portion of this Warrant, which shall initially be the Purchaser. For purposes of simplicity, this Warrant has been drafted in contemplation of one Holder. In the event that, at any given time, there shall be more than one Holder, (i) references to “Holder” and this “Warrant” shall mean each Holder and the portion of this Warrant held by each such Holder, (ii) all notices shall be delivered to each Holder in accordance with Section 24 and (iii) with respect to any action, approval, or consent of the Holder required or otherwise permitted pursuant to the provisions hereof (including Sections 9 and 12), or any amendment, modification or waiver under or with respect to this Warrant, such action, approval, consent, amendment, modification or waiver shall be deemed to have been taken, received or otherwise obtained if such action, approval or consent is taken, received or otherwise obtained by or from Requisite Holders, regardless of whether any such party has consented thereto, except that each Holder may, on an individual basis, exercise its rights described in Section 7 or exercise its portion of the Warrant. Without in any way limiting the foregoing, the term “Holder” shall include the Purchaser and each of their respective successors and/or assigns that at any time holds or otherwise owns any portion of this Warrant.

 “Impairment Deductions” means, with respect to the determination of the Fair Market Value of any securities or other property, any deduction for (a) liquidity considerations, (b) minority equityholder status, or (c) any liquidation or other preference or any right of redemption in favor of any Equity Securities of the Company; provided, that, Impairment Deductions shall not include any liquidation preference, redemption or similar right relating to this Warrant (which shall be taken into account in determining Fair Market Value, to the extent applicable to the valuation in question).

 “Insider” means any officer or director of the Company, or any family member of such Person (to the second degree of consanguinity) or any Person that is an Affiliate of the foregoing.

 “Majority-in-Interest” means Stockholders of the Company holding Equity Securities accounting for fifty percent or more of the voting power of all of the Company’s Equity Securities.

 “Net Debt” means an amount equal to the Company’s Funded Debt minus its cash and cash equivalents.

 “Options” means any rights, options or warrants to subscribe for, purchase or otherwise acquire any of the Company’s Equity Securities.

 “Per Common Share Warrant Price” means, as of a date of determination, (a) the Aggregate Warrant Common Price divided by (b) the Aggregate Warrant Common Shares.

 “Per Series C Share Warrant Price” means, as of a date of determination, (a) the Aggregate Warrant Series C Price divided by (b) the Aggregate Warrant Series C Shares.

 “Percentage Interest” means, with respect to the Warrant Common Shares in question, an amount equal to (a) the number of Warrant Common Shares in question divided by (b) the total number of Common Shares on a Fully-Diluted Basis.

  “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any federal, state, county or municipal governmental or quasi-governmental agency, department, commission, board, bureau, instrumentality or similar entity, Person that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes or domestic, having jurisdiction over either the Company or any Holder.

 “Piggyback Shares” means, collectively, the Warrant Shares of each Holder requesting piggyback registration rights hereunder and the Common Shares requesting piggyback registration pursuant to that certain Warrant Cancellation and Stock Issuance Agreement, dated as of the date hereof, by and among the Company and the Praesidian Funds thereunder.

 “Purchaser Group” means the Purchaser and its Affiliates.

 “Redemption Price” means an amount equal to the sum of (x) the Equity Value multiplied by the Percentage Interest represented by the Aggregate Warrant Common Shares and (y) the Fair Market Value of the Aggregate Warrant Series C Shares.

  “Requisite Holders” means the Holder or Holders that own or otherwise hold more than fifty-percent (50%) of the Aggregate Warrant Shares.

 “Restricted Securities” means all of the following: (a) any Warrants bearing the legend or legends contained herein or substantially similar thereto, (b) any Warrant Shares that have been issued upon the exercise of this Warrant and that are evidenced by a certificate or certificates bearing the applicable legend or legends contained herein or substantially similar thereto and (c) unless the context otherwise requires, any Warrant Shares that are at the time issuable upon the exercise of this Warrant and that, when so issued, will be evidenced by a certificate or certificates bearing the applicable legend or legends contained herein or substantially similar thereto.

 “Sale Transaction” means any transaction pursuant to which (a) the Company sells or disposes (in one or a series of related sales or dispositions) of all or substantially all of the assets of the Company on a consolidated basis (other than inventory in the ordinary course of business), including any sale or disposition of the Equity Securities or assets of the Subsidiaries of the Company, (b) the Company engages in any merger, consolidation, combination or similar transaction, (in one or a series of related transactions), such that the Majority-in-Interest immediately prior to the transaction or transactions will, immediately after such transaction or transactions, no longer constitute the Majority-in-Interest, (c) the Company engages in any transaction or series of related transactions that results in any change of control of the Company (as the term “control” is defined in Rule 405 the Securities Act), whether such change of control occurs through the sale of assets, Equity Securities or otherwise, or (d) any other transaction constituting a “Change of Control” as defined in the Credit Agreement on the date hereof.

 “Securities Act” means the Securities Act of 1933, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be amended and in effect at the time.

 “Senior Capital” means any and all Equity Securities, indebtedness or debt securities of the Company or any of its Subsidiaries (other than such issuances between or among the Company and its direct or indirect wholly-owned Subsidiaries), other than Common Shares (or Equity Securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Shares) or first lien indebtedness for borrowed money.

 “Series C Percentage Interest” means, with respect to the Warrant Series C Shares in question, an amount equal to (a) the number of Warrant Series C Shares in question divided by (b) the total number of Series C Shares issued and outstanding.

 “Specified Stockholders” means Jeffrey Cosman, CC2G Holdings, LLC, The Reich Family Trust, Charles E. Barcom and James P. Canouse.

 “Stockholder” means each holder of the Company’s Equity Securities.

 “Subject Series B Shares” means the Series B Shares held by any Stockholder party to that certain letter agreement, dated on or about the date hereof, by and among the Company and the Stockholders from time to time party thereto.

 “Transaction Documents” means this Warrant, the Credit Agreement and any document contemplated hereby or thereby.

 “Transfer” means any direct or indirect sale, transfer, issuance, assignment, pledge or other disposition or conveyance of Equity Securities of the Company.

 “Warrant” means this Purchase Warrant, as the same may be amended, restated or otherwise modified from time to time, together with any and all replacement and/or substitute warrants issued with respect hereto.

 “Warrant Common Shares” means the Common Shares issuable in connection with the exercise of this Warrant.

     “Warrant Series C Shares” means the Series C Shares issuable in connection with the exercise of this Warrant.

 “Warrant Shares” means the Common Shares and Series C Shares issuable in connection with the exercise of this Warrant.

Unless the context of this Warrant clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”

16. EQUITY SECURITIES DEEMED OUTSTANDING. For all purposes of the computations to be made pursuant to this Warrant, there shall be deemed to be outstanding all Equity Securities issuable pursuant to the exercise of Options and conversion of Convertible Securities (including this Warrant), after giving effect to (a) antidilution provisions contained in all such outstanding Options and Convertible Securities that cause an adjustment in the number of Equity Securities so issuable, either by virtue of such issuance of Equity Securities or Options or Convertible Securities or by virtue of the operation of such antidilution provisions, and (b) the definition of Fully-Diluted Basis.

17. INFORMATION AND OBSERVATION RIGHTS.

17.1 Information Rights. For so long as this Warrant is outstanding or the Purchaser or its Affiliates holds Equity Securities of the Company, the Company shall provide the Holder with (i) copies of any and all information that the Company is required to deliver pursuant to the following subsections of Section 5.1 of the Credit Agreement: (a) (monthly reports), (b) (quarterly financial statements), (c) (annual financial statements), (g) (notice of litigation), (i) financial plan, (l) (notice regarding material contracts) and (m) (environmental reports and audits) of the Credit Agreement (as of the date hereof and regardless of any termination thereof) and (ii) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Purchaser or its Affiliates may from time to time reasonably request; provided, however, that the Company shall not be obligated under this clause (ii) to provide information (a) to the extent that the Company reasonably determines such information to be a trade secret or similar confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (b) to the extent that providing such information would reasonably be expected to adversely affect the attorney-client privilege between the Company and its counsel.

17.2 Right to Appoint Observer. The Holder shall be entitled to appoint one Person (the “Holder Appointee”) to attend, as a non-voting observer, each meeting of the Board of Directors, or any committee thereof, whether such meeting is conducted in person or by telephone. The Holder Appointee shall be entitled to receive, with respect to each meeting of the Board of Directors or any committee thereof: (a)(i) written notice of each regular meeting at least ten (10) days in advance thereof and (ii) written notice of each special meeting at least two (2) Business Days in advance of such meeting, but, in any case involving any such regular or special meeting, such notice shall be delivered no later than the date on which the members of the Board of Directors or the committee, as applicable, are notified of such meeting, and (b) any and all information provided in connection with each such meeting to all other potential attendees of such meeting, in each case at the time and in the same manner as provided to such other attendees. Additionally, the Holder Appointee shall receive copies of all other notices, minutes, consents and other material items that the Company provides to its directors at the same time and in the same manner as provided to such directors. The Holder Appointee shall receive reimbursement from the Company for any and all reasonable out-of-pocket expenses incurred in connection with attending any and all meetings of the Board of Directors or any committee thereof. The Holder shall be entitled to fill any vacancy caused by the resignation, death or removal of a prior Holder Appointee.

18. MULTIPLE HOLDERS; NO LIABILITIES AS A STOCKHOLDER.

18.1 Multiple Holders. In the event that there shall be multiple Holders, each Holder agrees that (i) no other Holder will by virtue of this Warrant or exercise thereof be under any fiduciary or other duty to give or withhold any consent or approval under this Warrant or to take any other action or omit to take any action under this Warrant and (ii) each other Holder may act or refrain from acting under this Warrant as such other Holder may, in its discretion, elect.

18.2 No Liabilities As a Stockholder. Nothing contained in this Warrant shall be construed as imposing any obligation on any Holder to purchase any securities or as imposing any liabilities on any Holder as a holder of Equity Securities of the Company, whether such obligation or liabilities are asserted by the Company or by creditors of the Company.

19. NO EFFECT ON LENDER RELATIONSHIP. Each of the Company (on its behalf and, to the extent possible, on behalf of the Stockholders), each Specified Stockholder and each Holder acknowledges and agrees that, notwithstanding anything in this Warrant or the Credit Agreement to the contrary, nothing contained in this Warrant or any other Transaction Document shall affect, limit or impair the rights and remedies of the Purchaser Group (a) in its or their capacity as a lender or as agent for lenders to the Company or any of its Subsidiaries pursuant to any agreement under which the Company or any of its Subsidiaries has borrowed money, including the Credit Agreement, or (b) in its or their capacity as a lender or as agent for lenders to any other Person who has borrowed money. Without limiting the generality of the foregoing, any such Person, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (x) its or any of its Affiliates’ status as a Holder, (y) the interests of the Company or its Subsidiaries or (z) any duty it may have to any holder of the Company’s Equity Securities (including any other Holder, in the event that there shall be multiple Holders), except as may be required under the applicable loan documents or by commercial law applicable to creditors generally. No consent, approval, vote or other action taken or required to be taken by the Holder in such capacity shall in any way impact, affect or alter the rights and remedies of the Purchaser or any of its Affiliates as a lender or agent for lenders.

20. CORPORATE OPPORTUNITIES AND CONFLICTS OF INTEREST.

20.1 General. In recognition and anticipation (i) that the Purchaser will be a significant equityholder of the Company, (ii) that directors, officers and/or employees of the Purchaser Group may serve as the Holder Appointee (or in other capacities of the Company Group), (iii) that the Company Group may, directly or indirectly, through ownership interests in a variety of enterprises, engage in activities that overlap with or compete with those in which the Company Group, directly or indirectly, may engage, (iv) that the Purchaser Group may have an interest in the same areas of corporate opportunity as the Company Group and (v) that, as a consequence of the foregoing, it is in the best interests of the Company Group that the respective rights and duties of the Company Group and of the Purchaser Group, and the duties of any Holder Appointee (or any other Person in service to the Company Group) who are also directors, officers or employees of the Purchaser Group, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Company Group, on the one hand, and the Purchaser Group, on the other hand, the provisions of this Section 20 shall to the fullest extent permitted by law regulate and define the conduct of certain of the business and affairs of the Company Group in relation to the Purchaser Group and the conduct of certain affairs of the Company Group as they may involve the Purchaser Group, their respective officers, directors and employees, and the power, rights, duties and liabilities of the Company Group and its officers, directors and equityholders in connection therewith. The Stockholders and any Person purchasing or otherwise acquiring this Warrant or any Warrant Shares, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Section  20.

20.2 Duties of the Purchasers. Each of the Company (on its behalf and, to the extent possible, on behalf of the Stockholders), each Specified Stockholder and each Holder hereto acknowledges and agrees that nothing in this Warrant, any other Transaction Document or otherwise shall create a fiduciary duty of the Purchaser Group, or any officer, director or employee of the Purchaser Group, to the Company Group or any of its equityholders. Notwithstanding anything to the contrary in the Transaction Documents or any actions or omissions by representatives of the Purchaser Group in whatever capacity, including as a Holder Appointee, it is understood that the Purchaser Group is not acting as a financial advisor, agent or underwriter to the Company Group or otherwise on behalf of the Company Group unless retained to provide such services pursuant to a separate written agreement. Except as otherwise agreed in writing between the Company and the Purchaser, the Purchaser Group shall to the fullest extent permitted by law have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the Company Group or (ii) doing business with any client, customer or vendor of the Company Group. If the Purchaser Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company Group and the Purchaser Group, then each of the Company (on its behalf and, to the extent possible, on behalf of the Stockholders), each Specified Stockholder and each Holder (that is not a member of the Purchaser Group) to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company Group. In the case of any such corporate opportunity, the Purchaser Group shall to the fullest extent permitted by law not be liable to the Company Group or their equityholders or to any other Holder, as an equity holder of the Company by reason of the fact that the Purchaser Group acquires or seeks such corporate opportunity for themselves, direct such corporate opportunity to another Person or otherwise does not communicate information regarding such corporate opportunity to the Company Group.

20.3 Duties of Certain of the Purchaser’s Affiliates. If a Holder Appointee acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company Group and the Purchaser Group, then such Holder Appointee shall have no duty to communicate or present such corporate opportunity to the Company Group and shall, to the fullest extent permitted by law, not be liable to the Company Group or their equityholders, or to any other Holder, for breach of any fiduciary or other duty as an observer to the Board of Directors or committee thereof or in any other capacity by reason of the fact that the Purchaser Group pursues or acquires such corporate opportunity for themselves, direct such corporate opportunity to another Person or do not present such corporate opportunity to the Company Group, and each of the Company (on its behalf and, to the extent possible, on behalf of the Stockholders), each Specified Stockholder and each Holder (that is not a member of the Purchaser Group) to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should be presented to the Company Group.

20.4 Corporate Opportunities Defined. For purposes of this Section 20, “corporate opportunities” shall include, but not be limited to, business opportunities that the Company Group is financially able to undertake, that are, from their nature, in the line of the Company Group’s business, that are of practical advantage to it and that are ones in which the Company Group, but for the provisions of Sections 20.2 and 20.3, would have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of the Purchaser Group or their officers or directors will be brought into conflict with that of the Company Group.

21. NON PROMOTION. The Company agrees that it will not, without the prior written consent of the Purchaser, in each instance, (a) use in advertising, publicity or otherwise any name of the Purchaser Group, or any partner or employee of the Purchaser Group, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the Purchaser Group, or (b) represent, directly or indirectly, that any product or any service provided by the Company Group has been approved or endorsed by such Purchaser Group.

22. USE OF LOGO. The Company grants the Purchasers permission to use any name or logo of the Company Group in any marketing materials of the Purchaser Group. The Purchaser Group shall include a trademark attribution notice giving notice of the Company Group’s ownership of its trademarks in the marketing materials in which the Company Group’s name and logo appear.

23. LOCK-UP LIMITATIONS. Notwithstanding anything in this Warrant, none of the provisions of this Warrant shall in any way limit the Purchaser Group from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business. Notwithstanding anything to the contrary set forth in this Warrant, no restrictions set forth in this Warrant shall apply to Equity Interests acquired by the Purchaser Group following the effective date of the first registration statement of the Company covering Equity Securities to be sold on behalf of the Company in an underwritten public offering.

24. NOTICES.

24.1 Manner of Delivery. Any notice or other communication in connection with this Warrant shall (i) if delivered personally, be deemed received upon delivery; (ii) if delivered by telecopy or electronic mail, be deemed received on the Business Day of confirmation; (iii) if delivered by certified mail, be deemed received upon actual receipt thereof or three Business Days after the date of deposit in the United States mail, as the case may be; and (iv) if delivered by nationally recognized overnight delivery service, be deemed received the Business Day after the date of deposit with the delivery service.

24.2 Place of Delivery. Any notice or other communication in connection with this Warrant shall be delivered to the following address (i) if to the Holder, to the address set forth on the signature page hereto (or any other address that the Holder may designate by written notice to the Company in accordance with this Section 24) with a copy of such notice delivered by electronic mail, (ii) if to the Company, to the attention of its Chief Executive Officer or President at its Chief Executive Office; provided, however, that the exercise of any Warrant shall be effective only in the manner provided in Section 1.

25. WAIVERS; AMENDMENTS. Any provision of this Warrant may be amended or waived with the written consent of the Company and the Holder (or, for the avoidance of doubt, if there are multiple Holders, then the Holder or Holders constituting the Requisite Holders), and no amendment or waiver of this Warrant shall require the consent of any Stockholder. Any amendment or waiver effected in compliance with this Section 25 shall be binding upon the Company and the Holder and, if such amendment or waiver is acknowledged by Specified Stockholders holding a majority of Common Shares (on a Fully-Diluted Basis) held by all Specified Stockholders, all Specified Stockholders. In the event that there shall be multiple Holders, the Company shall give prompt notice to each Holder of any amendment or waiver effected in compliance with this Section 25. No failure or delay of the Company or the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereon or the exercise of any other right or power. No notice or demand on the Company in any case shall entitle the Company to any other or future notice or demand in similar or other circumstances. The rights and remedies of the Company and the Holder hereunder are cumulative and not exclusive of any rights or remedies which it would otherwise have.

26. INDEMNIFICATION.

26.1 Generally. Without limitation of any other provision of this Warrant or any agreement executed in connection herewith, the Company agrees to defend, indemnify and hold the Holder, its respective affiliates and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act (collectively, the “Holder Indemnified Parties” and, individually, a “Holder Indemnified Party”) harmless from and against any and all damages, liabilities, losses, taxes, fines, penalties, reasonable costs and expenses (including reasonable fees of a single counsel representing the Holder Indemnified Parties), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any such Holder Indemnified Party (“Losses”), based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by the Company in this Warrant or any other agreement executed in connection herewith, (ii) any breach of any covenant or agreement made by the Company in this Warrant or in any other agreement executed in connection herewith, or (iii) any third party or governmental claims relating in any way to such Holder Indemnified Party’s status as a security holder, creditor, director, agent, representative or controlling person of the Company or otherwise relating to such Holder Indemnified Party’s involvement with the Company (including any and all Losses under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any securities of the Company or to any fiduciary obligation owed with respect thereto), including in connection with any third party or governmental action or claim relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Holder Indemnified Party as security holder, director, agent, representative or controlling person of the Company or otherwise, alleging so-called control person liability or securities law liability; provided, however, that the Company will not be liable to the extent (and then solely to such extent) that such Losses arise from and are based on (1) an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus which is made in reliance on and in conformity with written information furnished to the Company by or on behalf of such Holder Indemnified Party, or (2) conduct by a Holder Indemnified Party which constitutes fraud or willful misconduct.

26.2 Other Indemnitors. The Company hereby acknowledges that certain of the Holder Indemnified Parties have certain rights to indemnification, advancement of expenses or insurance provided by the Purchaser Group (collectively, the “Other Indemnitors”). The Company hereby agrees, and the Stockholders acknowledge, that (a) to the extent legally permitted and as required by the terms of this Warrant (or by the terms of any other agreement between the Company and a Holder Indemnified Party), (i) the Company is the indemnitor of first resort (i.e., its obligations to each Holder Indemnified Party are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Holder Indemnified Party are secondary) and (ii) the Company shall be required to advance the full amount of expenses incurred by a Holder Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, without regard to any rights that a Holder Indemnified Party may have against the Other Indemnitors and (b) the Company irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect of any of the matters described in clause (a) of this sentence for which any Holder Indemnified Party has received indemnification or advancement from the Company. The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of any Holder Indemnified Party with respect to any claim for which a Holder Indemnified Party has sought indemnification from the Company shall affect the foregoing and that the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Holder Indemnified Party against the Company.

26.3 Certain Limitations. If the indemnification provided for in Section 26.1 above for any reason is held by a court of competent jurisdiction to be unavailable to a Holder Indemnified Party in respect of any Losses referred to therein, then the Company, in lieu of indemnifying such Holder Indemnified Party thereunder, shall contribute to the amount paid or payable by such Holder Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Holder, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Holder in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company and the Holder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

26.4 Other. Each of the Company and the Holder agrees that it would not be just and equitable if contribution pursuant to Section 26.2 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The rights to indemnification provided to the Purchaser (and any other Person who becomes a Holder) and the other Holder Indemnified Parties in this Section 26 shall survive the termination, exchange, exercise or transfer of this Warrant (or Warrant Shares, as applicable). The Holder Indemnified Parties and Other Indemnitors are express third party beneficiaries of the terms of this Section 26.

27. MISCELLANEOUS.

27.1 Expenses. The Company shall pay all reasonable expenses of the Holder, including reasonable legal expenses, in connection with the preparation of the Warrant, any waiver or consent hereunder or any amendment or modification hereof (regardless of whether the same becomes effective), or the enforcement of the provisions hereof.

27.2 Successors and Assigns. All the provisions of this Warrant by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and permitted assigns.

27.3 Severability. In case any one or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Furthermore, in lieu of any such invalid, illegal or unenforceable provision, there shall be added automatically as a part of this Warrant a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be legal, valid and enforceable, unless the requisite parties separately agree to a replacement provision that is valid, legal and enforceable.

27.4 Equitable Remedies. Without limiting the rights of the Company and the Holder to pursue all other legal rights available to such party (including equitable remedies) for the other parties’ failure to perform its obligations hereunder, the Company and the Holders each hereto acknowledge and agree that the remedy at law for any failure to perform any obligations hereunder (or any failure to observe the terms of this Warrant by any Stockholder) may be inadequate and that may shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

27.5 Continued Effect. Notwithstanding anything herein to the contrary, except as expressly provided herein (including as provided in Section 8.8, Section 13.3 and Section 26), at such time as this Warrant is exercised in full or upon payment in full of the Redemption Price in connection with the exercise of the Put Right, this Agreement shall terminate. The Holder shall be entitled to retain a copy of this Warrant as evidence of the continued effect of the provisions hereof. The Company covenants and agrees not to become party to any contract, agreement or other arrangement which conflicts with the terms of this Warrant or any of the rights conferred to the Holder, or obligations imposed on the Company, hereby.

27.6 GOVERNING LAW. THIS WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW.

27.7 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS WARRANT OR ANY OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS WARRANT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

27.8 Section Headings; Construction. The section headings used herein are for convenience of reference only and shall not be construed in any way to affect the interpretation of any provisions of this Warrant. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Warrant clearly requires otherwise, words importing the masculine gender include the feminine and neutral genders and vice versa. The terms “include,” “includes” or “including” mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Warrant, refer to this Warrant as a whole and not to any particular section or article in which such words appear.

27.9 Counterparts. This Warrant may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together, shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the date hereof.

COMPANY:

MERIDIAN WASTE SOLUTIONS, INC.

By:           /s/ Jeffrey Cosman_______________________
Name: Jeffrey Cosman
Title:           Chief Executive Officer

The undersigned is executing this Warrant as of the date hereof to make the representations and warranties set forth in Section 14.2 of this Warrant and to evidence its consent to, and, to the extent applicable, its agreement to be bound by, the provisions of Sections 9, 18, 19, 20 and 27 of this Warrant (and the defined terms referenced therein) for the benefit of the Company and each other Holder.

PURCHASER:

GOLDMAN, SACHS & CO.

By:           /s/ Stephen W. Hipp_____________________
Name:           Stephen W. Hipp
Title:           Authorized Signatory

Address for Notices:

Goldman, Sachs & Co.
200 West Street
New York, New York 10272
Attn: AmSSG Legal Department

with copies to (which shall not constitute notice):

Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
Attn: Chris Rowley and Peter Marshall
 Signature Page Purchase Warrant

ACKNOWLEDGED AND AGREED:

Jeffrey Cosman, CC2G Holdings, LLC, The Reich Family Trust, Charles E. Barcom and James P. Canouse.

SPECIFIED STOCKHOLDERS:

/s/ Jeffrey Cosman______________________________
Jeffrey Cosman

/s/ Charles E. Barcom____________________________
Charles E. Barcom

/s/ James P. Canouse____________________________
James P. Canouse

CC2G HOLDINGS, LLC

By:           /s/ Edward A. Kniep IV_________________
Name:           Edward A. Kniep IV
Title:           Manager

THE REICH FAMILY TRUST

By:           /s/ Patricia S. Reich____________________
Name:           Patricia S. Reich
Title:           Trustee

 Signature Page Purchase Warrant

EXHIBIT I

FORM OF SUBSCRIPTION

[To be executed only upon exercise of Warrant]

To [____________________________]

The undersigned registered Holder of the within Warrant hereby irrevocably exercises such Warrant for, and purchases thereunder, ______ [Common Shares] and ______ [Series C Shares]  and herewith makes payment of $_________ therefor, and requests that the certificates for such Common Shares and Series C Shares, as applicable, be issued in the name of, and delivered to _______________________, whose address is __________________________.

Dated:

(Signature must conform in all respects to name of Holder as specified on the face of Warrant)

(Street Address)

(City) (State) (Zip Code)

 I-1

EXHIBIT II

FORM OF ASSIGNMENT

[To be executed only upon transfer of Warrant]

For value received, the undersigned registered Holder of the Warrant (the “Transferor”) hereby sells, assigns and transfers unto _________________________ (the “Transferee”) the rights represented by such Warrant to purchase _____ Common Shares and _____ Series C Shares  of Meridian Waste Solutions, Inc. (the “Company”) to which and such Warrant relates, and appoints ____________________________ as its attorney-in-fact to make such transfer on the books of the Company maintained for such purpose, with full power of substitution in the premises. The Transferee makes the representations and warranties set forth in Section 14.2 of the Warrant, and consents to, and, to the extent applicable, agrees to be bound by, the provisions of Sections, 9, 18, 19, 20 and 27 of the Warrant (and the defined terms referenced therein) for the benefit of the Company and each other Holder.

Dated: _________ __, _____

Transferor:

(Signature must conform in all respects to name of Holder as specified on the face of Warrant)

(Street Address)

(City) (State) (Zip Code)

Transferee:

(Signature must conform in all respects to name of Holder as specified on the face of Warrant)

(Street Address)

(City) (State) (Zip Code)

 II-1

SCHEDULE I

CAPITALIZATION

Meridian Waste Solutions, Inc. – 80,000,000 shares of capital stock are authorized, consisting of (i) 75,000,000 shares of Common Stock, par value $0.025 per share, of which 26,057,937 shares are issued and outstanding; (ii) 51 shares of Series A Preferred Stock, par value $0.001 per share, of which 51 shares are issued and outstanding; (iii) 71,120 shares of Series B Preferred Stock, par value $0.001 per share, of which 71,120 shares are issued and outstanding; (iv) 67,361 shares of Series C Preferred Stock, par value $0.001 per share, of which 53,000 will be issued and outstanding, assuming, as is contemplated, (a) the sale of such 30,000 shares of Series C Preferred Stock in a private placement; and (b) the exchange of 2,053,573 shares of Common Stock for 23,000 shares of Series C Preferred Stock; and (v) 4,861,468 shares of undesignated blank check preferred stock, par value $0.001 per share.

Conversion Rights

In addition to the rights granted to the Holders hereby:

●
The Series B Preferred Stock of Meridian Waste Solutions, Inc. is convertible into shares of Common Stock of Meridian Waste Solutions, Inc. at the option of the holder, in accordance with the following conversion formula: (x) divide the Original Issue Price by 75% of the average closing bid price of the Common Stock for the five (5) consecutive trading days ending on the trading day of the receipt by the Company of the notice of conversion. The Original Issue Price is $100. The holders of Series B Preferred Stock have agreed not to convert their shares for a price less than an amount equal to $100 / $3.50 per share ($28.57) and Schedule II and the calculation of the Initial Aggregate Warrant Shares reflects such agreement. For the avoidance of doubt, in the event that the holders of Series B Preferred Stock convert their shares for a lower amount, the Aggregate Warrant Shares shall be adjusted accordingly.

●
Meridian Waste Solutions, Inc. has issued a subordinated convertible promissory note in the principal amount of $1,250,000, dated December 22, 2015, to Timothy Drury. Such note is convertible 180 days after the date thereof at a price based on the volume-weighted average trading price.

 Schedule I

SCHEDULE II

CALCULATION OF AGGREGATE WARRANT SHARES

To be attached.

 Schedule II